Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NUPATHE INC.

     NuPathe Inc., a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”) hereby certifies as follows:
     1. The name of the Corporation is NuPathe Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on January 7, 2005, as corrected on January 12, 2005, as amended and restated on October 26, 2005, and as further amended and restated on August 31, 2006 (the “Restated Certificate of Incorporation”).
     2. This Third Amended and Restated Certificate of Incorporation was duly adopted by the board of directors in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “Corporation Law”) and by written consent of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 of the Corporation Law.
     3. The Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as follows:
ARTICLE I
     The name of the Corporation is NuPathe Inc.
ARTICLE II
     The address of the Corporation’s registered office is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Corporation Law.
ARTICLE IV
          A. Authorization. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Thirty Million Two Hundred Ninety Five Thousand Eighty Six (130,295,086) shares, such shares being designated as follows: (i) Seventy-Three Million Fifty Thousand (73,050,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Fifty-Seven Million Two Hundred Forty Five

Thousand Eighty Six (57,245,086) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), Sixteen Million Nine Hundred Twenty-Two Thousand Five Hundred Six (16,922,506) shares of which are designated Series A Preferred Stock (the “Series A Preferred Stock”) and Forty Million Three Hundred Twenty Two Thousand Five Hundred Eighty (40,322,580) shares of which are designated Series B Preferred Stock (the “Series B Preferred Stock”). The Common Stock and the Preferred Stock shall have the following designations, preferences, rights, qualifications, limitations and restrictions set forth in Sections B and C, respectively, of this ARTICLE IV. Subject to ARTICLE IVC.7, the Preferred Stock not otherwise designated as either Series A Preferred Stock or Series B Preferred Stock may be issued from time to time in one or more classes or series. Subject to ARTICLE IVC.7, the Board of Directors of the Corporation (the “Board”) shall have authority to the fullest extent permitted under the Corporation Law to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the Corporation Law and this Certificate, as the same may be amended from time to time.
          B. Common Stock.
               1. General. Except as required by law or as provided in this Certificate, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The dividend, voting and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Series A Preferred Stock and Series B Preferred Stock set forth herein, and as may be designated by resolution of the Board and the Corporation with respect to any series of Preferred Stock as authorized herein.
               2. Dividends and Distributions. Subject to the provisions of this Certificate, including ARTICLE IVC, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. The holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions, subject to the limitations described below.
               3. Voting. Each holder of Common Stock shall be entitled to vote on each matter (a) expressly required by the Corporation Law or (b) otherwise submitted to a vote of the stockholders of the Corporation, including the election of directors, except for matters subject to a separate class vote by one or more classes and/or series of capital stock of the Corporation other than Common Stock to the extent such separate class vote is required by the Corporation Law or this Certificate. Each such holder shall be entitled to one vote per share of Common Stock on each matter to be voted on by such stock.
               4. Liquidation. After the payments to holders of Preferred Stock pursuant to ARTICLE IVC.4.1.1 and ARTICLE IVC.4.1.2 of this Certificate, the holders of Common Stock shall be entitled to liquidation distributions, if any, with holders of Preferred Stock on an as converted basis pursuant to ARTICLE IVC.4.1.3 of this Certificate.
          C. Preferred Stock. A total of Sixteen Million Nine Hundred Twenty-Two Thousand Five Hundred Six (16,922,506) shares of the Corporation’s Preferred Stock shall be designated Series A Preferred Stock and a total of Forty Million Three Hundred Twenty Two Thousand Five Hundred Eighty (40,322,580) shares of the Corporation’s Preferred Stock shall be designated Series B Preferred Stock, which shares have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:
               1. Rank. The Series B Preferred Stock shall rank (a) senior to the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation either specifically ranking by its terms junior to the Series B Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (the “Series B Junior Stock”) and (b) on parity with any class or series of capital stock of the Corporation specifically ranking by its terms on parity with the Series B Preferred Stock, in each case, as to payment of dividends, distributions of assets upon a Liquidation or Liquidity Event or otherwise. The Series A Preferred Stock shall rank (a) junior to the Series B Preferred Stock and any other class or series of capital stock of the Corporation specifically ranking by its terms senior to the Series A Preferred Stock, (b) senior to the Common Stock and any other class or series of capital stock of the Corporation either specifically ranking by its terms junior to the Series A Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock (the “Series A Junior Stock”), and (c) on parity with any class or series of capital stock of the Corporation specifically ranking by its terms on parity with the Series A Preferred Stock, in each case, as to payment of dividends, distributions of assets upon a Liquidation or Liquidity Event or otherwise.
               2. Dividends.
                    2.1. Series B Dividends. Commencing on the first date that shares of Series B Preferred Stock are issued (the “Series B Issue Date”), the holders of shares of Series B Preferred Stock (each, a “Series B Holder” and, collectively, the “Series B Holders”) shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any Series B Junior Stock, at a rate equal to eight percent (8%) per annum (based upon a 365 day year) of $0.93 (as appropriately adjusted to reflect the effect of any stock dividend, split, combination, reclassification, recapitalization or other similar event with respect to such shares, the “Series B Issue Price”) per share, payable only when, as and if declared by the Board and if so declared, may be paid in cash only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock (the “Series B Dividends”). The Series B Dividends shall accrue cumulatively and on a daily basis with respect to each share of Series B Preferred Stock issued, from and including the date of issuance of such share, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, until paid.
                    2.2. Series A Dividends. Commencing on the first date that shares of Series A Preferred Stock are issued (the “Series A Issue Date”), the holders of shares of Series

A Preferred Stock (each, a “Series A Holder” and, collectively, the “Series A Holders,” and together with the Series B Holders, collectively, the “Preferred Holders”) shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any Series A Junior Stock, at a rate equal to eight percent (8%) per annum (based upon a 365 day year) of $0.93 (as appropriately adjusted to reflect the effect of any stock dividend, split, combination, reclassification, recapitalization or other similar event with respect to such shares, the “Series A Issue Price”) per share, payable only when, as and if declared by the Board and if so declared, may be paid in cash only upon the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (the “Series A Dividends”). The Series A Dividends shall accrue cumulatively and on a daily basis with respect to each share of Series A Preferred Stock issued, from and including the date of issuance of such share, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, until paid. Except as expressly provided herein, the Series A Holders shall not be entitled to any dividends or distributions on account of the shares of Series A Preferred Stock held by them, and no payment of any dividends to the Series A Holders shall be made unless all accrued and unpaid dividends on the Series B Preferred Stock have been paid to the holders thereof to the extent required under ARTICLE IVC.2.1 above.
                    2.3. Participating Dividends. Notwithstanding anything to the contrary contained herein and other than in the case of dividends or other distributions made with respect to a Liquidation, in the event the Corporation shall pay, make or Issue a dividend or other distribution with respect to the Common Stock payable in cash, securities of the Corporation (other than shares of Common Stock in connection with an Extraordinary Common Stock Event), or other assets, then, and in each such event, the Preferred Holders shall receive, at the same time such distribution is made with respect to such Common Stock, the cash, securities or such other assets of the Corporation which such holders would have received had their shares of Preferred Stock been converted into Common Stock, in the manner hereinafter set forth.
                    2.4. Adjustments. All numbers relating to the calculation of dividends pursuant to this ARTICLE IVC.2 shall be subject to appropriate adjustment whenever there shall occur a stock split, combination, reclassification, recapitalization or other similar event involving or affecting a change in the Corporation’s capital structure to provide to the Preferred Holders the same economic return as they would have received in the absence of such event.
               3. Restrictions On Distributions. For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare or pay any dividends or make any other distributions on, any shares of Series B Junior Stock (or rights to acquire Series B Junior Stock) now or hereafter outstanding, return any capital or make any distribution to the holders of any capital stock, or permit any Subsidiary to do any of the foregoing. For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare or pay any dividends or make any other distributions on, any shares of Series A Junior Stock (or rights to acquire Series A Junior Stock) now or hereafter outstanding, return any capital or make any distribution to the holders of any capital stock, or permit any Subsidiary to do any of the foregoing. Nothing contained in this ARTICLE IVC.3 shall prevent the Corporation from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; or (ii) complying with any specific provision of the terms of any subsequently designated series of Preferred Stock in accordance with its terms.
          4. Liquidation, Dissolution and Winding Up.
               4.1. Treatment at Liquidation, Dissolution or Winding Up.
                         4.1.1. Series B Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, whether under the Corporation Law, federal bankruptcy laws, or other applicable federal or state laws (each such event is referred to herein as a “Liquidation”), the Series B Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings (“Available Assets”), before any distribution or payment is made to any holders of Series B Junior Stock, an amount per share of Series B Preferred Stock equal to the Series B Issue Price plus, if so elected in writing by the holders of at least 66 2/3% of the shares of Series B Preferred Stock outstanding immediately prior to such Liquidation, an amount equal to all accrued but unpaid dividends (whether or not declared) on such Series B Preferred Stock (the “Series B Liquidation Preference”). In no event shall the payment of all or any portion of the Series B Liquidation Preference be deemed to be a payment of accrued and unpaid dividends on any shares of Series B Preferred Stock to the extent permitted by applicable law. If, upon Liquidation, the Available Assets shall be insufficient to pay the full amount of the Series B Liquidation Preference, the Series B Holders shall share in any distribution of Available Assets pro rata in proportion to the respective Series B Liquidation Preference which would otherwise be payable upon a Liquidation with respect to the outstanding shares of the Series B Preferred Stock if the Series B Liquidation Preference payable with respect to such shares were paid in full.
                         4.1.2. Series A Liquidation Preference. After payment of all preferential amounts required to be paid to the Series B Holders pursuant to ARTICLE IVC.4.1.1, in the event of a Liquidation, the Series A Holders shall be entitled to be paid out of the Available Assets, before any distribution or payment is made to any holders of Series A Junior Stock, an amount per share of Series A Preferred Stock equal to the Series A Issue Price plus, if so elected in writing by the holders of at least 66 2/3% of the shares of Series A Preferred Stock outstanding immediately prior to such Liquidation, an amount equal to all accrued but unpaid dividends (whether or not declared) on such Series A Preferred Stock (the “Series A Liquidation Preference”). In no event shall the payment of all or any portion of the Series A Liquidation Preference be deemed to be a payment of accrued and unpaid dividends on any shares of Series A Preferred Stock to the extent permitted by applicable law. If, upon Liquidation, the Available Assets available, following payment in full of the Series B Liquidation Preference, shall be insufficient to pay the full amount of the Series A Liquidation Preference, the Series A Holders shall share in any distribution of Available Assets pro rata in proportion to the respective Series A Liquidation Preference which would otherwise be payable upon a Liquidation with respect to the outstanding shares of the Series A Preferred Stock if the Series A Liquidation Preference payable with respect to such shares were paid in full.

                         4.1.3. Participation Rights. After the payment in full of the Series B Liquidation Preference and the Series A Liquidation Preference pursuant to ARTICLE IVC.4.1.1 and ARTICLE IVC.4.1.2, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock in proportion to the number of shares of Common Stock then held by holders of Common Stock and the number of shares of Common Stock which the Series A Holders and the Series B Holders would then have the right to receive assuming conversion of such shares of Series A Preferred Stock and Series B Preferred Stock held by them into shares of Common Stock pursuant to ARTICLE IVC.6 immediately prior to such Liquidation.
                         4.1.4. Liquidation Preference Exception. Notwithstanding anything to the contrary in this ARTICLE IVC.4, in no event shall the aggregate amount that would be payable per share of Series A Preferred Stock to the Series A Holders pursuant to this ARTICLE IVC.4 exceed an amount equal to the greater of: (i) four (4) times the Series A Issue Price or (ii) the amount that the Series A Holders would receive per share of Series A Preferred Stock assuming conversion of such shares of Series A Preferred Stock held by them into shares of Common Stock pursuant to ARTICLE IVC.6 immediately prior to such Liquidation.
                    4.2. Treatment of Liquidity Event.
                         4.2.1. Transaction Payment. At least ten (10) business days prior to the consummation of a Liquidity Event, the Corporation, or if the Corporation is not a party to such transaction, the holders of shares of capital stock of the Corporation that are parties to such transaction, shall provide the Preferred Holders written notice of such event (the “Event Notice”). Unless the holders of at least 66 2/3% of the then outstanding Preferred Stock deliver a notice to the Corporation within five (5) business days after receipt of an Event Notice stating that such Liquidity Event shall not be treated as a Liquidation, a Liquidity Event shall be deemed to have been elected by such holders to be treated as a Liquidation in which case the Corporation shall, and each Preferred Holder shall be entitled to require that, prior to or concurrently with consideration from any such Liquidity Event being paid to the Corporation (if the consideration is to be received by the Corporation in an asset transaction), or by any third party to stockholders of the Corporation other than Preferred Holders (if the consideration is to be received directly by such stockholders in a merger, consolidation, stock purchase or similar transaction), a payment (the “Transaction Payment”) shall be made (i) to the Series B Holders in an amount equal to the amount that the Series B Holders would have received had the entire consideration in the transaction (with respect to a Liquidity Event involving the sale of all or substantially all the assets of the Corporation, net of any liabilities of the Corporation not assumed or otherwise paid by the acquiring entity) been deemed Available Assets for distribution to the stockholders of the Corporation upon liquidation pursuant to ARTICLE IVC.4.1 and (ii) to the Series A Holders in an amount equal to the amount that the Series A Holders would have received had the entire consideration in the transaction (with respect to a Liquidity Event involving the sale of all or substantially all the assets of the Corporation, net of any liabilities of the Corporation not assumed or otherwise paid by the acquiring entity) been deemed Available Assets for distribution to the stockholders of the Corporation upon liquidation pursuant to ARTICLE IVC.4.1. In no event shall the payment of all or any portion of the Transaction Payment be deemed to be a payment of accrued and unpaid dividends on any shares of Preferred Stock to the extent permitted by applicable law.

                         4.2.2. Payment of Transaction Payment. If securities of the acquiring entity (the "Acquiring Entity Stock”) or other property are Issued to the holders of the Corporation’s Preferred Stock and Common Stock in the Liquidity Event, then, the Transaction Payment shall be paid to the Preferred Holders in such portions of cash, property or Acquiring Entity Stock, such that all holders of Preferred Stock and Common Stock shall receive the same proportion of cash, property and Acquiring Entity Stock in respect of the amounts to which they are entitled pursuant to ARTICLE IVC.4.1. The Acquiring Entity Stock utilized to make the Transaction Payment, if any, shall have the same rights, preferences and restrictions (including whether the issuance or sale of such Acquiring Entity Stock is registered or entitled to registration rights under the Securities Act) as the Acquiring Entity Stock issued to the holders of Common Stock in the Liquidity Event. Notwithstanding the foregoing, neither the Corporation nor the acquiring entity shall be obligated to deliver certificates evidencing the Acquiring Entity Stock or other property deliverable to a Preferred Holder as a result of the Liquidity Event unless and until the certificates representing shares of Preferred Stock held by such Preferred Holder are either delivered to the Corporation or the acquiring entity, or their respective transfer agents, as the Corporation and the acquiring entity may require, duly endorsed in blank for transfer, or the holder certifies in writing to the Corporation or the acquiring entity, or their respective transfer agents, as the Corporation and the acquiring entity may require, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation or such acquiring entity to indemnify the Corporation and/or such acquiring entity from any loss incurred by it in connection with such certificates. The value of the Acquiring Entity Stock or other property determined as follows shall be used for purposes of determining the amount of the entire consideration in the transaction, the Transaction Payment and the payment thereof:
                              (a) If the consideration received by the Corporation or its stockholders (“Proceeds”) is other than cash or evidences of indebtedness (for which the value thereof shall be deemed to be the principal amount thereof), its value will be deemed its fair market value, determined as follows:
                                   (i) Any securities (including any Acquiring Entity Stock) included in the Proceeds shall be valued as follows:
                                        a) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Acquisition or Asset Transfer;
                                        b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Acquisition or Asset Transfer; and
                                        c) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith, by the Board on the date such determination is made.

                                   (ii) Any Proceeds other than cash, evidences of indebtedness, and securities shall have the fair market value of such Proceeds as determined in good faith, by the Board on the date such determination is made.
                              (b) The foregoing methods for valuing Proceeds to be distributed or delivered in connection with a Liquidity Event shall, upon approval by the shareholders of the definitive agreements governing the Liquidity Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidity Event.
                         4.2.3. Contingent Consideration. In the event of a Liquidity Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the definitive acquisition agreement relating thereto shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this ARTICLE IVC.4.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidity Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this ARTICLE IVC.4.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.
               5. Voting Rights.
                    5.1. General. In addition to the specific voting rights of the Preferred Stock provided in this ARTICLE IVC.5 and in ARTICLE IVC.7, each Preferred Holder shall be entitled to vote together with the Common Stock and all other series and classes of stock permitted to vote with the Common Stock on all matters submitted to a vote of the holders of the Common Stock (including election of directors) in accordance with the provisions of this ARTICLE IVC.5, except with respect to matters in respect of which one or more other classes of Common Stock is entitled to vote as a separate class under the Corporation Law or the provisions of this Certificate. Each Preferred Holder shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings. For each vote in which the Preferred Holders are entitled to participate, each Preferred Holder shall be entitled to that number of votes per share to which such Preferred Holder would have been entitled had each share of Preferred Stock held by such Preferred Holder then been converted into shares of Common Stock pursuant to the provisions of ARTICLE IVC.6.1 (assuming that no Preferred Holder elected to receive cash for any accrued and unpaid dividends upon such conversion), at the record date for the determination of those holders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

                    5.2. Election of Directors.
                         5.2.1. Series B Directors. For so long as the Series B Preferred Stock is outstanding, the Series B Holders voting as a separate class shall be entitled to elect two (2) members (the “Series B Directors”) of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any directors elected pursuant to this ARTICLE IVC.5.2.1 and to fill any vacancy caused by the death, resignation or removal of such directors
                         5.2.2. Series A Directors. For so long as the Series A Preferred Stock is outstanding, the Series A Holders voting as a separate class shall be entitled to elect two (2) members (the “Series A Directors”) of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any directors elected pursuant to this ARTICLE IVC.5.2.2 and to fill any vacancy caused by the death, resignation or removal of such directors.
                         5.2.3. Remaining Directors. The holders of a majority of the Preferred Stock and of the Common Stock, voting together as one class, shall be entitled to elect all members of the Board not specified in ARTICLE IVC.5.2.1 and ARTICLE IVC.5.2.2 at each meeting or pursuant to each consent of the Corporation’s stockholders, for the election of directors, and to remove from office, any directors elected pursuant to this ARTICLE IVC.5.2.3 and to fill any vacancy caused by the death, resignation or removal of such directors.
                    5.3. Additional Voting Rights. The Preferred Stock shall have the additional voting rights specified in ARTICLE IVC.7.
               6. Conversion. The Preferred Holders shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock.
                    6.1. Right to Convert.
                         6.1.1. Subject to and in compliance with the provisions of this ARTICLE IVC.6, each share of Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time, and without the payment of additional consideration by the holder thereof, into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock which a Preferred Holder shall be entitled to receive upon conversion shall be equal to the product obtained by multiplying (a) the number of shares of Preferred Stock being converted at any time by (b) either the Series B Conversion Rate or the Series A Conversion Rate (each as defined in ARTICLE IVC.6.1.2) then in effect, as applicable. Upon conversion, and upon the election of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, holders of Series A Preferred Stock or Series B Preferred Stock, as applicable, shall be entitled to receive a cash payment in an amount equal to the accrued and unpaid Series A Dividends or Series B Dividends, as applicable, on each share of Series A Preferred Stock or Series B Preferred Stock held by such holder immediately prior to such conversion.

                         6.1.2. The “Series B Conversion Rate” in effect at any time shall be the quotient obtained by dividing (a) an amount equal to the sum of (i) the Series B Issue Price, plus (ii) all accrued and unpaid Series B Dividends per share, by (b) the Series B Conversion Price then in effect; provided, however, that if the holders of at least 66 2/3% of the then outstanding Series B Preferred Stock elect to receive all or a portion of an amount equal to the accrued and unpaid Series B Dividends (A) as part of the Series B Liquidation Preference pursuant to ARTICLE IVC.4.1.1 or (B) in cash upon the conversion of the Series B Preferred Stock, then the portion of the Series B Dividends included in the Series B Liquidation Preference or paid in cash upon conversion shall not be added to the Series B Issue Price in determining the Conversion Rate. The initial “Series B Conversion Price,” subject to adjustment in accordance with this ARTICLE IVC.6, shall be equal to $0.93. The “Series A Conversion Rate” in effect at any time shall be the quotient obtained by dividing (a) an amount equal to the sum of (i) the Series A Issue Price, plus (ii) all accrued and unpaid Series A Dividends per share, by (b) the Series A Conversion Price then in effect; provided, however, that if the holders of at least 66 2/3% of the then outstanding Series A Preferred Stock elect to receive all or a portion of an amount equal to the accrued and unpaid Series A Dividends (A) as part of the Series A Liquidation Preference pursuant to ARTICLE IVC.4.1.2 or (B) in cash upon the conversion of the Series B Preferred Stock, then the portion of the Series A Dividends included in the Series A Liquidation Preference or paid in cash upon conversion shall not be added to the Series A Issue Price in determining the Conversion Rate. The initial “Series A Conversion Price,” subject to adjustment in accordance with this ARTICLE IVC.6, shall be equal to $0.93. The Series B Conversion Price, with respect to the Series B Preferred Stock, and the Series A Conversion Price, with respect to the Series A Preferred Stock, may each hereinafter be referred to as the “Applicable Conversion Price.”
                    6.2. Automatic Conversion.
                         6.2.1. All outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock in accordance with the terms set forth in ARTICLE IVC.6.1(i) immediately prior to the consummation of a Qualified Public Offering or (ii) upon the affirmative vote of, and written notice to, the Corporation by the holders of at least 66 2/3% of the then outstanding Preferred Stock (each a “Mandatory Conversion Event”).
                         6.2.2. If any Purchaser (as defined in the Purchase Agreement) fails to purchase from the Corporation such Purchaser’s applicable number of Second Tranche Shares (as defined in the Purchase Agreement) that it is required to purchase at the Second Tranche Closing (as defined in the Purchase Agreement) pursuant to the terms of the Purchase Agreement (any such Purchaser, referred to herein as a “Nonparticipating Investor”), then upon the consummation of the Second Tranche Closing, at which such Purchaser became a Nonparticipating Investor, all of such Nonparticipating Investor’s shares of Series B Preferred Stock shall automatically convert as of the Second Tranche Closing into shares of Common Stock without any further action by such Nonparticipating Investor and whether or not the certificate or certificates representing such shares are surrendered to the Corporation. Upon the conversion of the shares of Series B Preferred Stock held by a Nonparticipating Investor pursuant to this ARTICLE IVC.6.2.2, such shares of Series B Preferred Stock shall no longer be outstanding on the books of the Corporation and may not be reissued.

                    6.3. Anti-Dilution Adjustments.
                         6.3.1. Adjustment of Conversion Price Upon Issuance of Shares of Common Stock. Except as provided in ARTICLE IVC.6.3.1(f) and ARTICLE IVC.6.3.2, for so long as there are any shares of Preferred Stock outstanding, if and whenever the Corporation shall Issue, or is, in accordance with ARTICLE IVC.6.3.1(a) through ARTICLE IVC.6.3.1(f) below, deemed to have Issued, any shares of Common Stock for no consideration or a consideration per share less than the Applicable Conversion Price in effect immediately prior to the time of such Issuance or, as to Common Stock Equivalents (as defined below), Net Consideration Per Share (as defined below) less than the Applicable Conversion Price in effect immediately prior to the time of such Issuance, then, forthwith upon such Issue or sale, the Applicable Conversion Price shall be reduced to the price determined by multiplying such Conversion Price by the following fraction:

N(0) + N(1)
N(0) + N(2)
     Where:
     N(0) = the number of shares of Common Stock outstanding (calculated on a Fully Diluted Basis) immediately prior to the Issuance of such additional shares of Common Stock or Common Stock Equivalents.
     N(1) = the number of shares of Common Stock which the aggregate consideration, if any, (including the aggregate Net Consideration Per Share with respect to the issuance of Common Stock Equivalents) received or receivable by the Corporation for the total number of such additional shares of Common Stock so Issued or deemed to be Issued would purchase at the Applicable Conversion Price in effect immediately prior to such issuance.
     N(2) = the number of such additional shares of Common Stock so Issued or deemed to be Issued.
     The provisions of this ARTICLE IVC.6.3.1 may be waived as to (i) all shares of Series B Preferred Stock in any instance upon the written agreement of the holders of at least 66 2/3% of the then outstanding Series B Preferred Stock and (ii) all shares of Series A Preferred Stock in any instance upon the written agreement of the holders of at least 66 2/3% of the then outstanding Series A Preferred Stock.
     For purposes of this ARTICLE IVC.6.3.1, the following ARTICLE IVC.6.3.1(a) to ARTICLE IVC.6.3.1(f) shall be applicable:
                              (a) Consideration for Shares. In case any shares of Common Stock or Common Stock Equivalents shall be Issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents shall be Issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in the manner provided in ARTICLE IVC.4.2.2(a) and ARTICLE IVC.4.2.2(b), without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case Common Stock Equivalents shall be Issued in connection with the Issue of other securities of the Corporation, together comprising one integral transaction in which no special consideration is allocated to such Common Stock Equivalents by the parties thereto, the allocation of the aggregate consideration between such other securities and the Common Stock Equivalents shall be as determined in good faith by the Board.
                              (b) Issuance of Common Stock Equivalents, Expiration of Common Stock Equivalents. The Issuance of any Common Stock Equivalents shall be deemed an Issuance of shares of Common Stock, and no further adjustments shall be made upon exercise, conversion or exchange of such Common Stock Equivalents. If, as, and when a Common Stock Equivalent expires or is canceled without being exercised, the Applicable Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Price that would have been in effect (i) had the expired or canceled Common Stock Equivalent not been Issued, and (ii) had the adjustments made to the Applicable Conversion Price since the date of Issuance of such Common Stock Equivalent been made to the Applicable Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been Issued.
                              (c) Net Consideration Per Share. The “Net Consideration Per Share” which shall be receivable by the Corporation for any shares of Common Stock Issued upon the exercise, exchange or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, exchange or conversion thereof, divided by the aggregate number of shares of Common Stock that would be Issued if such Common Stock Equivalents were exercised, exchanged or converted assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion.
                              (d) Change in Net Consideration Per Share of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions triggered by the price/consideration of a subsequent Issuance of Common Stock or Common Stock Equivalents by the Corporation, then, commencing upon, and with respect to, a conversion occurring after the effectiveness of each such change, the Applicable Conversion Price shall be that which would have been obtained (i) had the adjustments made pursuant to ARTICLE IVC.6.3.1(b) upon the Issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (ii) had the adjustments made to the Applicable Conversion Price since the date of issuance of such Common Stock Equivalent been made to such Applicable Conversion Price as adjusted pursuant to clause (i) above.
                              (e) Record Date. In case the Corporation shall establish a record date with respect to the holders of its shares of Common Stock for the purpose of entitling them (i) to receive an allocation or other distribution payable in shares of Common

Stock or Common Stock Equivalents or (ii) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the Issuance of the shares of Common Stock deemed to have been Issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
                              (f) Exceptions to Anti-Dilution Adjustments; Basket for Reserved Employee Shares. The anti-dilution adjustments set forth in this ARTICLE IVC.6.3.1 shall not apply under any of the circumstances contemplated in ARTICLE IVC.6.3.2. Further, the anti-dilution adjustments set forth in this ARTICLE IVC.6.3.1 shall not apply with respect to (collectively referred to herein as the “Excluded Securities”):
                                   (i) Common Stock Issuable upon conversion of any of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;
                                   (ii) securities Issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding as of the date hereof;
                                   (iii) Common Stock Issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock;
                                   (iv) Common Stock (or options to purchase such shares of Common Stock) Issued or Issuable to employees or directors of, or consultants to, the Corporation not to exceed 8,800,000 shares of Common Stock, or options to acquire Common Stock, pursuant to an equity incentive plan approved by the Board;
                                   (v) shares of Common Stock or Common Stock Equivalents Issued or Issuable to commercial financing sources and equipment lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;
                                   (vi) shares of Common Stock or Common Stock Equivalents Issued or Issuable in connection with strategic transactions involving the Corporation and which have been approved by the Board, provided the primary propose of such Issuance is not to raise capital and such Issuances in the aggregate do not exceed 10% of the outstanding Common Stock (after giving effect to the initial issuance of Series B Preferred Stock) on a Fully Diluted Basis; and
                                   (vii) Issuances of equity securities in connection with a Qualified Offering (as hereinafter defined).
                         6.3.2. Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Price of each share of Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock (outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event and the product so obtained shall thereafter be the Applicable Conversion Price of the Preferred Stock, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An “Extraordinary Common Stock Event” shall mean (a) the Issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (b) a subdivision of outstanding shares of Common Stock, or (c) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.
                         6.3.3. Adjustment Upon Reorganization or Reclassification. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than pursuant to a stock split or combination of the Common Stock), then in each such event, each Preferred Holder shall have the right thereafter to receive, and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Preferred Stock, such shares or securities as may be Issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Applicable Conversion Price) shall thereafter be applicable in relation to any shares or securities thereafter deliverable upon the exercise of such conversion rights. The provision for such conversion right to the Preferred Holders shall be a condition precedent to the consummation by the Corporation of any such transaction, unless the election described in the following sentence is made. In the case of a transaction which constitutes a Liquidity Event, the shares of Preferred Stock shall be treated in the manner provided in ARTICLE IVC.4.2, unless the holders of at least 66 2/3% of the then outstanding Preferred Stock provide notice to the Corporation in accordance with ARTICLE IVC.4.2 of their election to not treat such Liquidity Event as a Liquidation. If such election is made, however, the provisions of this ARTICLE IVC.6.3.3, and not ARTICLE IVC.4.2, shall apply.
                         6.3.4. Notice of Adjustment. Upon any adjustment of the Applicable Conversion Price, then in each such case the Corporation shall give written notice thereof to each Preferred Holder which notice shall state the Applicable Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.
                         6.3.5. Status of Converted or Repurchased Preferred Stock. Any shares of Preferred Stock cancelled pursuant to ARTICLE IVC.4.2, converted into Common Stock or acquired by the Corporation by reason of redemption, purchase or otherwise shall be cancelled and shall not be subject to reissuance and the capital of the Corporation shall be automatically reduced by a corresponding amount. Upon the cancellation of all outstanding shares of Series B Preferred Stock, the provisions of the designation of Series B Preferred Stock shall terminate and have no further force and effect, and upon the cancellation of all outstanding shares of Series A Preferred Stock, the provisions of the designation of Series A Preferred Stock shall terminate and have no further force and effect.

                         6.3.6. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Preferred Stock which is being converted.
                         6.3.7. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock Issued or Issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such shares of Preferred Stock, except as may otherwise be required to comply with applicable securities or tax laws.
                         6.3.8. Exercise Of Conversion Privilege; Delivery of Certificates. To exercise its conversion privilege, a Preferred Holder shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, or, if such certificate has been lost, stolen or destroyed, a Preferred Holder shall deliver a certificate executed by such Preferred Holder certifying to such fact, along with an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such certificate, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. The date when such written notice of exercise of the conversion privilege is received by the Corporation, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the “Conversion Date.” Following a Mandatory Conversion Event, each Preferred Holder shall, upon receipt of notice of such event from the Corporation, surrender the certificate or certificates (or certification and indemnity agreement as described above) to the Corporation at the principal office of the Corporation, together with a notice containing the information specified below. The notice given with respect to any conversion exercise or Mandatory Conversion Event shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Conversion Date for the Preferred Stock being converted, or the date on which the Corporation receives a holder’s certificate(s) (or certification and indemnity agreement as described above) with respect to a Mandatory Conversion Event, the Corporation shall issue and deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of ARTICLE IVC.6, and cash, as provided in ARTICLE IVC.6.3.9 in respect of any fraction of a share of Common Stock issuable upon such conversion. At such time as any conversion of shares of Preferred Stock is effective, the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, regardless of whether the certificates that represented the converted shares of Preferred Stock have been surrendered by the holder thereof.

                         6.3.9. Fractional Shares; Distributions; Partial Conversion. No fractional shares of Common Stock shall be Issued upon conversion of shares of Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash distributions on the shares of Common Stock Issued upon such conversion. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to ARTICLE IVC.6.1 exceeds the number of shares of Preferred Stock converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional shares of Common Stock would, except for the provisions of the first sentence of this ARTICLE IVC.6.3.9, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional share as determined in good faith by the Board.
               7. Restriction and Limitation On Corporate Action. For so long as not less than 5% of the Preferred Stock remains outstanding, the Preferred Holders shall vote as a single class on, and the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock shall be required to authorize any action by the Corporation or its Subsidiaries, whether directly or indirectly through a merger, reorganization, consolidation or other means, to:
                              (a) cause a Liquidity Event;
                              (b) sell, lease, license (whether as licensee or licensor), transfer or dispose of any material asset, including any of the Corporation’s material intellectual property;
                              (c) make any investment in one or more persons or entities or acquire any other entity (whether by merger, stock purchase or otherwise) or all or substantially all of the assets of another person, including the license of any material intellectual property;
                              (d) pay or make any dividends or distributions to its equity holders, other than distributions by Subsidiaries of the Corporation to the Corporation;
                              (e) make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase redemption, defeasance, retirement or other acquisition of any equity interest of the Corporation or any Subsidiary, except other redemptions from officers, directors, employees or consultants to the Corporation upon termination of their employment or association with the Corporation pursuant to agreements between such persons and the Corporation approved by the Board;
                              (f) authorize, issue or agree to issue any equity securities (including convertible and exchangeable securities) of the Corporation or any Subsidiary, other than Common Stock (or options to purchase such shares of Common Stock) Issued or Issuable to employees or directors of, or consultants to, the Corporation not to exceed

8,800,000 shares of Common Stock, or options to acquire Common Stock, pursuant to an equity incentive plan approved by the Board or any compensation committee thereof;
                              (g) increase the number of shares of Common Stock (or options to purchase such shares of Common Stock) reserved for issuance pursuant to an equity incentive plan approved by the Board or any compensation committee thereof;
                              (h) increase the size of the Board beyond seven (7) directors;
                              (i) amend or modify the certificate of incorporation, by-laws or similar governing instrument(s) of the Corporation or any of its Subsidiaries;
                              (j) voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors;
                              (k) undertake any public offering of its securities, other than a Qualified Public Offering;
                              (l) incur any indebtedness for borrowed money or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Corporation or any Subsidiary or guaranty or provide surety for the obligations of any third party, other than (i) ordinary course trade payables, (ii) financings of budgeted capital expenditures reflected in annual budgets approved by the Board and (iii) not more than $1,000,000 of traditional working capital financing, excluding, in all cases, any venture debt financing;
                              (m) form, create or invest in, or make any loan or advance to, any non-wholly owned subsidiary, or any joint venture or similar business entity; and
                              (n) alter, modify, change or waive any right, preference or privilege of the holders of shares of Preferred Stock.
               8. Redemption.
                    8.1. Series B Redemption Rights.
                         8.1.1. If, and only to the extent, so elected by the holders of at least 66 2/3% of the then outstanding Series B Preferred Stock, and provided all of the Series B Preferred Stock has not been converted to Common Stock or a Qualified Offering has not occurred, at any time on or after July 8, 2013, upon receipt by the Corporation of written notice thereof (the “Series B Redemption Notice”), the Corporation shall, to the extent it may lawfully do so, redeem all but not less than all of the shares of Series B Preferred Stock. The Corporation shall redeem each share of Series B Preferred Stock from any source of funds legally available therefor, by paying in cash therefor an amount equal to the greater of (a) Series B Issue Price, plus any accrued but unpaid dividends or (b) the fair market value for such share of Series B

Preferred Stock as agreed upon by the Board (excluding any Series B Directors (the “Series B Disinterested Directors”)) and the holders of at least 66 2/3% of the then outstanding Series B Preferred Stock or, if the Series B Disinterested Directors and the holders of the Series B Preferred Stock can not agree upon such fair market value, then such fair market value shall be determined in good faith by an independent appraiser mutually selected by a the Series B Holders and the Series B Disinterested Directors (the total amount of such payment is hereafter referred to as the “Series B Redemption Price”). If the requisite Series B Holders and the Series B Disinterested Directors can not agree upon an independent appraiser to determine the fair market value of a share of Series B Preferred Stock, then the requisite Series B Holders, on the one hand, and the Series B Disinterested Directors, on the other hand, may each engage their own independent appraisers. The appraisers selected by the requisite holders of Series B Preferred Stock, on the one hand, and the Series B Disinterested Directors, on the other hand, will then select a mutually acceptable independent appraiser who will make a final determination as to the fair market value of a share of Series B Preferred Stock. The Series B Redemption Price shall be paid by the Corporation in three (3) equal annual installments, the first of which shall be paid by the Corporation on the date that is ninety (90) calendar days following the receipt of the Series B Redemption Notice by the Corporation (or the next day which is a business day if the ninetieth day is not a business day) (the “Series B Redemption Date”). The Corporation shall give written notice within ten (10) calendar days after receipt of a Series B Redemption Notice to all other stockholders holding shares of Series B Preferred Stock, enclosing a copy of the Series B Redemption Notice and informing them of the number of shares the Corporation is required to redeem.
                         8.1.2. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on the Series B Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on any such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the stockholders holding such shares to be redeemed based upon the number of shares of Series B Preferred Stock owned by each such holder. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation was obligated to redeem on the Series B Redemption Date, but that it has not redeemed.
                         8.1.3. Except as provided herein, on or after the Series B Redemption Date, the Series B Holders holding the shares of Series B Preferred Stock to be redeemed at such time shall surrender to the Corporation the certificate or certificates representing such shares or, if such certificate has been lost, stolen or destroyed, a certificate executed by the Series B Holder holding such shares to such fact, along with an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such certificate, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                         8.1.4. From and after the Series B Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption (except the right to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
                    8.2. Series A Redemption Rights.
                         8.2.1. If, and only to the extent, so elected by the holders of at least 66 2/3% of the then outstanding Series A Preferred Stock, and provided all of the Series A Preferred Stock has not been converted to Common Stock or a Qualified Offering has not occurred, at any time on or after July 8, 2013, upon receipt by the Corporation of written notice thereof (the “Series A Redemption Notice”), the Corporation shall, to the extent it may lawfully do so, redeem all but not less than all of the shares of Series A Preferred Stock. The Corporation shall redeem each share of Series A Preferred Stock from any source of funds legally available therefor, by paying in cash therefor an amount equal to the greater of (a) Series A Issue Price, plus any accrued but unpaid dividends or (b) the fair market value for such share of Series A Preferred Stock as agreed upon by the Board (excluding any Series A Directors (the “Series A Disinterested Directors”)) and the holders of at least 66 2/3% of the then outstanding Series A Preferred Stock or, if the Series A Disinterested Directors and the holders of the Series A Preferred Stock can not agree upon such fair market value, then such fair market value shall be determined in good faith by an independent appraiser mutually selected by a the Series A Holders and the Series A Disinterested Directors (the total amount of such payment is hereafter referred to as the “Series A Redemption Price”). If the requisite Series A Holders and the Series A Disinterested Directors can not mutually agree upon an independent appraiser to determine the fair market value of a share of Series A Preferred Stock, then the requisite Series A Holders, on the one hand, and the Series A Disinterested Directors, on the other hand, may each engage their own independent appraisers. The appraisers selected by the requisite holders of Series A Preferred Stock, on the one hand, and the Series A Disinterested Directors, on the other hand, will then select a mutually acceptable independent appraiser who will make a final determination as to the fair market value of a share of Series A Preferred Stock. The Series A Redemption Price shall be paid by the Corporation in three (3) equal annual installments, the first of which shall be paid by the Corporation on the date that is ninety (90) calendar days following the receipt of the Series A Redemption Notice by the Corporation (or the next day which is a business day if the ninetieth day is not a business day) (the “Series A Redemption Date”). The Corporation shall give written notice within ten (10) calendar days after receipt of a Series A Redemption Notice to all other stockholders holding shares of Series A Preferred Stock, enclosing a copy of the Series A Redemption Notice and informing them of the number of shares the Corporation is required to redeem.
                    8.2.2. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on any such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the stockholders holding such shares to be redeemed based upon the number of shares of Series A Preferred Stock owned by each such holder. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation was obligated to redeem on the Series A Redemption Date, but that it has not redeemed.
                         8.2.3. Except as provided herein, on or after the Series A Redemption Date, the Series A Holders holding the shares of Series A Preferred Stock to be redeemed at such time shall surrender to the Corporation the certificate or certificates representing such shares or, if such certificate has been lost, stolen or destroyed, a certificate executed by the Series A Holder holding such shares to such fact, along with an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such certificate, and thereupon the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.
                         8.2.4. From and after the Series A Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption (except the right to receive the Series A Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
                         8.2.5. Notwithstanding anything to the contrary in this ARTICLE IVC.8.2, no request for the redemption of any shares of Series A Preferred Stock may be made, and no payments for the redemption of any shares of Series A Preferred Stock may be made or set aside, unless and until the entire Series B Preferred Redemption Price has been paid to the holders of Series B Preferred Stock with respect to all outstanding shares of Series B Preferred Stock for a redemption pursuant to ARTICLE IVC.8.1.
                    8.3. Acceleration. If there is a material breach or material default by the Corporation, of any covenant or agreement contained in the Purchase Agreement (as defined below), the Investor Rights Agreement (as defined below), the Stockholders’ Agreement (as defined below), or of any provision of this Certificate, and such breach or default, is not cured within any applicable time period provided for in any such agreements or this Certificate (or, if no such time period is provided, within thirty (30) days following notice of such breach or default by the holders of at least 66 2/3% of the then outstanding Series B Preferred Stock), then, in addition to being entitled to exercise any and all remedies available at law, in equity or otherwise, upon written demand to the Corporation by the holders of at least 66 2/3% of the then outstanding Series B Preferred Stock specifying a date for redemption not fewer than thirty (30) days from the date of such notice, the Series B Holders may require the Corporation to redeem all outstanding shares of Series B Preferred Stock and Series A Preferred Stock at a Redemption

Price determined as of the date the Corporation redeems such shares and otherwise pursuant to the provisions of ARTICLE IVC.8.1 and ARTICLE IVC.8.2.
               9. No Impairment. The Corporation will not, by amendment of this Certificate or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, Issue of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series B Preferred Stock above the Series B Issue Price, (b) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the Series A Issue Price, and (c) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally Issue fully-paid and nonassessable shares of stock on the conversion of the Preferred Stock from time to time outstanding.
               10. Notices of Record Date. In the event of (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right; (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person; or (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then and in each such event the Corporation shall mail or cause to be mailed to each Preferred Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the date specified in such notice on which action is being taken.
               11. Reservation Of Capital Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscription or purchase rights for Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
               12. Notices to Holders of Preferred Stock. Whenever written notice is required to be given by the Corporation to the Preferred Holders, such notice shall be in writing and given by delivery by registered or certified mail, return receipt requested, postage prepaid, or by deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to be sent to a Preferred Holder shall be sent to such Preferred Holder at the address of such Preferred Holder as shown on the books of the Corporation.
               13. Preemptive Rights. The Preferred Holders shall have the preemptive rights to subscribe to additional issues of stock of the Corporation of any or all classes or series thereof, or to any securities of the Corporation convertible into or exercisable or exchangeable for such stock if, and only to the extent such right is granted to such holders, in the Investor Rights Agreement (as defined below).
               14. Miscellaneous.
                    14.1. Definitions. For purposes of this Certificate, the following terms used herein shall have the meanings ascribed below:
     “Acquiring Entity Stock” has the meaning set forth in ARTICLE IVC.4.2.2.
     “Affiliates” means any person that is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
     “Applicable Conversion Price” has the meaning set forth in ARTICLE IVC.6.1.2.
     “Available Assets” has the meaning set forth in ARTICLE IVC.4.1.1.
     “Board” has the meaning set forth in ARTICLE IVA.
     “Certificate” means this Second Amended and Restated Certificate of Incorporation.
     “Common Stock” has the meaning set forth in ARTICLE IVA.
     “Common Stock Equivalents” means warrants, options, subscription or other rights to purchase or otherwise obtain Common Stock, any securities or other rights convertible into or exchangeable for Common Stock and any warrants, options, subscription or other rights to purchase or otherwise obtain such convertible or exchangeable securities or other rights.
     “Competing Businesses” has the meaning set forth in ARTICLE XIII.
     “Conversion Date” has the meaning set forth in ARTICLE IVC.6.3.8.
     “Corporation” has the meaning set forth in the Preamble hereto.
     “Corporation Law” has the meaning set forth in the Preamble hereto.
     “Excluded Securities” has the meaning set forth in ARTICLE IVC.6.3.1(f).
     “Extraordinary Common Stock Event” has the meaning set forth in ARTICLE IVC.6.3.2.
     “Event Notice” has the meaning set forth in ARTICLE IVC.4.2.1.

     “Fully Diluted Basis” means as to any class of capital stock the number of shares of such class of capital stock which would then be outstanding, assuming the exercise or conversion of all then exercisable or convertible Common Stock Equivalents which, directly or indirectly, on exercise, exchange or conversion result in the issuance of shares of such class of capital stock, assuming in each instance that the holder thereof receives the maximum number of shares of capital stock or securities issuable at such time under the terms of the respective instrument.
     “Governing Board” has the meaning set forth in ARTICLE XIII.
     “Initial Consideration” has the meaning set forth in ARTICLE IVC.4.2.3.
     “Interested Transaction” has the meaning set forth in Article XIV.
     “Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated July 8, 2008, by and among the Corporation and the parties listed on the signature pages thereto in connection with the issuance of the Series B Preferred Stock, as may be amended from time to time.
     “Issue” or “Issuance” in any of its forms, means to sell, grant or otherwise issue in any manner or any agreement or commitment to do any of the foregoing.
     “Issue Price” means, with respect to the Series A Preferred Stock, the Series A Issue Price and, with respect to the Series B Preferred Stock, the Series B Issue Price.
     “Liquidation” has the meaning set forth in ARTICLE IVC.4.1.1.
     “Liquidity Event” means any acquisition, lease, license or transfer of all or substantially all of the assets of the Corporation, or transaction or series of transactions involving the Corporation, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Corporation’s outstanding shares of capital stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction.
     “Mandatory Conversion Event” has the meaning set forth in ARTICLE IVC.6.2.1.
     “Net Consideration Per Share” has the meaning set forth in ARTICLE IVC.6.3.1(c).
     “Preferred Holders” has the meaning set forth in ARTICLE IVC.2.2.
     “Preferred Stock” has the meaning set forth in ARTICLE IVA.
     “Proceeds” has the meaning set forth in ARTICLE IVC.4.2.2(a).
     “Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement, dated July 8, 2008, by and between the Corporation and the purchasers listed on the signature pages thereto in connection with the issuance of the Series B Preferred Stock, as may be amended from time to time.
     “Qualified Public Offering” means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement (other than on Form S-4 or S-8 on any successor forms thereto) filed pursuant to the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation in which the Corporation actually receives gross proceeds equal to or greater than $40,000,000, calculated after deducting underwriters’ discounts and commissions and other offering expenses, and in which the public offering price per share of Common Stock (calculated after deducting underwriters’ discounts and commissions) is equal to or exceeds three (3) times the Series B Conversion Price then in effect and following which the Common Stock of the Corporation is traded or listed for quotation on a nationally recognized United States stock exchange.
     “Restated Certificate of Incorporation” has the meaning set forth in the Preamble hereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Conversion Price” has the meaning set forth in ARTICLE IVC.6.1.2.
     “Series A Conversion Rate” has the meaning set forth in ARTICLE IVC.6.1.2.
     “Series A Directors” has the meaning set forth in ARTICLE IVC.5.2.2.
     “Series A Disinterested Directors” has the meaning set forth in ARTICLE IVC.8.2.1.
     “Series A Dividends” has the meaning set forth in ARTICLE IVC.2.2.
     “Series A Holder” and “Series A Holders” have the meaning set forth in ARTICLE IVC.2.2.
     “Series A Issue Date” has the meaning set forth in ARTICLE IVC.2.2.
     “Series A Issue Price” has the meaning set forth in ARTICLE IVC.2.2.
     “Series A Junior Stock” has the meaning set forth in ARTICLE IVC.1.
     “Series A Liquidation Preference” has the meaning set forth in ARTICLE IVC.4.1.2.
     “Series A Preferred Stock” has the meaning set forth in ARTICLE IVA.
     “Series A Redemption Date” has the meaning set forth in ARTICLE IVC.8.2.1.
     “Series A Redemption Notice” has the meaning set forth in ARTICLE IVC.8.2.1.
     “Series A Redemption Price” has the meaning set forth in ARTICLE IVC.8.2.1.
     “Series B Conversion Price” has the meaning set forth in ARTICLE IVC.6.1.2.
     “Series B Conversion Rate” has the meaning set forth in ARTICLE IVC.6.1.2.
     “Series B Directors” has the meaning set forth in ARTICLE IVC.5.2.1.
     “Series B Disinterested Directors” has the meaning set forth in ARTICLE IVC.8.1.1.
     “Series B Dividends” has the meaning set forth in ARTICLE IVC.2.1.
     “Series B Holder” and “Series B Holders” have the meaning set forth in ARTICLE IVC.2.1
     “Series B Issue Date” has the meaning set forth in ARTICLE IVC.2.1.
     “Series B Issue Price” has the meaning set forth in ARTICLE IVC.2.1.
     “Series B Junior Stock” has the meaning set forth in ARTICLE IVC.1.
     “Series B Liquidation Preference” has the meaning set forth in ARTICLE IVC.4.1.1.
     “Series B Preferred Stock” has the meaning set forth in ARTICLE IVA.
     “Series B Redemption Date” has the meaning set forth in ARTICLE IVC.8.1.1.
     “Series B Redemption Notice” has the meaning set forth in ARTICLE IVC.8.1.1.

     “Series B Redemption Price” has the meaning set forth in ARTICLE IVC.8.1.1.
     “Series Parties” has the meaning set forth in ARTICLE XIII.
     “Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated July 8, 2008, by and among the Corporation and the parties listed on the signature pages thereto in connection with the issuance of the Series B Preferred Stock, as may be amended from time to time.
     “Subsidiary” and “Subsidiaries” means any corporation, partnership, or joint venture or other entity of which the Corporation and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests. Notwithstanding the foregoing, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation.
     “Transaction Payment” has the meaning set forth in ARTICLE IVC.4.2.1.
                    14.2. Interpretation. Definitions contained in this Certificate apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Certificate as a whole and not to any particular provision of this Certificate. The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” ARTICLE, Section and paragraph references are to the Articles, Sections and paragraphs of this Certificate unless otherwise specified.
ARTICLE V
     The Corporation is to have perpetual existence.
ARTICLE VI
     In furtherance of and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation and to designate the terms of any authorized but unissued shares of the Corporation’s Preferred Stock, subject to the provisions of ARTICLE IVC.7.
     As permitted by Section 242(b)(2) of the Corporation Law, the number of authorized shares of Common Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of a majority in voting power of the stock of the Corporation entitled to vote on an as converted to Common Stock basis, voting together as a single class without the approval of the holders of the Common Stock voting as a separate class.
ARTICLE VII
     The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law. Without limiting the generality of the foregoing, no director of the Corporation shall be personally liable to the corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE VII shall only be prospective and shall not affect the rights under this ARTICLE VII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
ARTICLE VIII
     Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
ARTICLE IX
     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.
ARTICLE X
     The books of the Corporation may be kept (subject to any provision contained in the applicable statutes) outside the State of Delaware, at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.
ARTICLE XI
     The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless, and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this ARTICLE XI shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification

ARTICLE XII
     Subject to the provisions of ARTICLE IVC.7, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute.
ARTICLE XIII
     Pursuant to Section 122(17) of the Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Stock or their affiliates (including, without limitation, any representative or Affiliate of such holders of Preferred Stock serving on the Board or the board of directors or other governing body of any Subsidiary of the Corporation (a “Governing Board”) (collectively, the “Series Parties”). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its Subsidiaries (i) acknowledges that the Series Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its Subsidiaries (“Competing Businesses”) and (ii) agrees that the Series Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of a Series Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Series Party serving on or observing at meetings of any Governing Board or otherwise, no Series Party shall have any obligation to the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its Subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Series Party. Without limitation of the foregoing, each Series Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its Subsidiaries, and none of the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Series Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Series Party shall be obligated to present any particular investment opportunity to the Corporation or its Subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such Subsidiary, could be taken by the Corporation or such Subsidiary, and each Series Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity. The provisions of this ARTICLE XIII in no way limit any applicable duties of the Series Parties with respect to the protection of any proprietary information of the Corporation and any of its Subsidiaries, including any applicable duty to not disclose or use such proprietary information improperly and except as expressly set forth herein with respect to business opportunities in no way limit any fiduciary or other duty of any Series Party. Nothing contained in this ARTICLE XIII shall in any way expand any fiduciary or other duty of any Series Party beyond such duties as may be imposed under the Corporation Law.
ARTICLE XIV
     In the event any stockholder of the Corporation has a direct or indirect interest (other than as a security holder of the Corporation) in any license, Liquidity Event or any other transaction in which the Corporation transfers all or substantially all of its intellectual property or assets (an “Interested Transaction”), then any member of the Board appointed or designated by such stockholder shall be excluded from the discussions and resolutions of the Board regarding such Interested Transaction; provided that in the event such stockholder’s interest in any such Interested Transaction terminates then any such director appointed or designated by such stockholder shall again be permitted to participate in all discussions and resolutions of the Board; provided further such exclusion shall be limited to only those portions of discussions and actions limited to the Interested Transaction.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized representative, on the 7th day of July, 2008.

NUPATHE INC.
By:	/s/ Jane H. Hollingsworth
	Name:	Jane H. Hollingsworth
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NUPATHE INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
          NuPathe Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:
          1. Section A. of ARTICLE IV of the Third Amended and Restated Certificate of Incorporation (the “Certificate”) of the Corporation shall be amended in its entirety to read as follows:
“A. Authorization. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Twenty-Seven Million Seventeen Thousand Two Hundred Sixty-Two (127,017,262) shares, such shares being designated as follows: (i) Seventy-Three Million Fifty Thousand (73,050,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Fifty-Three Million Nine Hundred Sixty-Seven Thousand Two Hundred Sixty-Two (53,967,262) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), Seventeen Million Fifty-Six Thousand Nine Hundred Fourteen (17,056,914) shares of which are designated Series A Preferred Stock (the “Series A Preferred Stock”) and Thirty-Six Million Nine Hundred Ten Thousand Three Hundred Forty-Eight (36,910,348) shares of which are designated Series B Preferred Stock (the “Series B Preferred Stock”). The Common Stock and the Preferred Stock shall have the following designations, preferences, rights, qualifications, limitations and restrictions set forth in Sections B and C, respectively, of this ARTICLE IV. Subject to ARTICLE IVC.7, the Preferred Stock not otherwise designated as either Series A Preferred Stock or Series B Preferred Stock may be issued from time to time in one or more classes or series. Subject to ARTICLE IVC.7, the Board of Directors of the Corporation (the “Board”) shall have authority to the fullest extent permitted under the Corporation Law to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the Corporation Law and this Certificate, as the same may be amended from time to time.”
          2. The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 141(f) and 228 of the DGCL and the provisions of the Certificate.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jane H. Hollingsworth, its Chief Executive Officer, this 20th day of August, 2009.

NUPATHE INC.
By:	/s/ Jane H. Hollingsworth
	Name:	Jane H. Hollingsworth
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NUPATHE INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
          NuPathe Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:
          1. Section A. of ARTICLE IV of the Third Amended and Restated Certificate of Incorporation (the “Certificate”) of the Corporation shall be amended in its entirety to read as follows:
“A. Authorization. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty-Two Million Sixty-Four Thousand Six Hundred Seventy-Nine (162,064,679) shares, such shares being designated as follows: (i) Ninety Million Five Hundred Seventy-Five Thousand (90,575,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Seventy-One Million Four Hundred Eighty-Nine Thousand Six Hundred Seventy-Nine (71,489,679) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), Seventeen Million Fifty-Six Thousand Nine Hundred Fourteen (17,056,914) shares of which are designated Series A Preferred Stock (the “Series A Preferred Stock”) and Fifty-Four Million Four Hundred Thirty-Two Thousand Seven Hundred Sixty-Five (54,432,765) shares of which are designated Series B Preferred Stock (the “Series B Preferred Stock”). The Common Stock and the Preferred Stock shall have the following designations, preferences, rights, qualifications, limitations and restrictions set forth in Sections B and C, respectively, of this ARTICLE IV. Subject to ARTICLE IVC.7, the Preferred Stock not otherwise designated as either Series A Preferred Stock or Series B Preferred Stock may be issued from time to time in one or more classes or series. Subject to ARTICLE IVC.7, the Board of Directors of the Corporation (the “Board”) shall have authority to the fullest extent permitted under the Corporation Law to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the Corporation Law and this Certificate, as the same may be amended from time to time.”
          2. The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 141(f) and 228 of the DGCL and the provisions of the Certificate.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jane H. Hollingsworth, its Chief Executive Officer, this 9th day of April, 2010.

NUPATHE INC.
By:	/s/ Jane H. Hollingsworth
	Name:	Jane H. Hollingsworth
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NUPATHE INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
          NuPathe Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:
          1. Section A. of ARTICLE IV of the Third Amended and Restated Certificate of Incorporation (the “Certificate”) of the Corporation shall be amended in its entirety to read as follows:
“A. Authorization. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty-Two Million Five Hundred Seventy-Five Thousand Four Hundred Thirty-One (162,575,431) shares, such shares being designated as follows: (i) Ninety Million Eight Hundred Thirty Thousand Three Hundred Seventy-Six (90,830,376) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Seventy-One Million Seven Hundred Forty-Five Thousand Fifty-Five (71,745,055) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), Seventeen Million Fifty-Six Thousand Nine Hundred Fourteen (17,056,914) shares of which are designated Series A Preferred Stock (the “Series A Preferred Stock”) and Fifty-Four Million Six Hundred Eighty-Eight Thousand One Hundred Forty-One (54,688,141) shares of which are designated Series B Preferred Stock (the “Series B Preferred Stock”). The Common Stock and the Preferred Stock shall have the following designations, preferences, rights, qualifications, limitations and restrictions set forth in Sections B and C, respectively, of this ARTICLE IV. Subject to ARTICLE IVC.7, the Preferred Stock not otherwise designated as either Series A Preferred Stock or Series B Preferred Stock may be issued from time to time in one or more classes or series. Subject to ARTICLE IVC.7, the Board of Directors of the Corporation (the “Board”) shall have authority to the fullest extent permitted under the Corporation Law to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the Corporation Law and this Certificate, as the same may be amended from time to time.”
          2. The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 141(f) and 228 of the DGCL and the provisions of the Certificate.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jane H. Hollingsworth, its Chief Executive Officer, this 13th day of May, 2010.

NUPATHE INC.
By:	/s/ Jane H. Hollingsworth
	Name:	Jane H. Hollingsworth
	Title:	Chief Executive Officer